UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 23, 2014

DIGITALGLOBE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-34299	31-1420852
(Commission File Number)	(IRS Employer Identification No.)

1601 Dry Creek Drive, Suite 260 Longmont, Colorado	80503
(Address of Principal Executive Offices)	(Zip Code)

(303) 684-4000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2014, the Compensation Committee recommended, and the Board of Directors of DigitalGlobe, Inc. (“Company”) approved, a new Employment Agreement (“Employment Agreement”) for Jeffrey R. Tarr, the Company’s President and Chief Executive Officer.  The Employment Agreement replaces the Company’s prior Employment Agreement, dated February 22, 2011, with Mr. Tarr.

The Employment Agreement has an initial term of 36 months and will automatically renew for an additional year at the end of the initial term and annually thereafter unless one party has given 180 days’ prior written notice to the other of non-renewal.  If a Change in Control (as such term is defined in the Employment Agreement) occurs during the term of the Employment Agreement, the term will be extended so that it ends not earlier than two years following the Change in Control.  In all cases, the term is subject to earlier termination pursuant to the terms of the Employment Agreement.  The Employment Agreement provides for Mr. Tarr to continue to serve the Company as its President and Chief Executive Officer, and provides Mr. Tarr with the following compensation and benefits:

•                                          Mr. Tarr’s annual base salary will be not less than $690,000 and Mr. Tarr’s target annual bonus will equal not less than 100% of his base salary for the particular year.

•                                          Mr. Tarr is eligible for annual restricted stock unit and/or other equity incentive grants on such terms as may be approved by the Company’s Board of Directors.  Mr. Tarr is also entitled to participate in the employee benefit plans that the Company provides its executive employees generally.

•                                          If the Company terminates Mr. Tarr’s employment without “Cause,” or if Mr. Tarr resigns from employment for “Good Reason” (as these terms are defined in the Employment Agreement), Mr. Tarr will be entitled to a severance payment equal to two times the sum of (a) his highest annual rate of base salary in effect at any time in the two years prior to the date of termination plus (b) the average of Mr. Tarr’s annual bonuses for the two years prior to the date of termination.  If such a termination of Mr. Tarr’s employment occurs within six months prior to, or within two years following, a Change in Control (as such term is defined in the Employment Agreement), or Mr. Tarr’s employment ends at the expiration of the term of the Employment Agreement as a result of nonextension of the term by the Company during that period of time, Mr. Tarr will also be entitled to accelerated vesting of his equity awards (at the target level of performance as to awards with performance-based vesting conditions and as to which the termination of employment occurred during the applicable performance period).  In addition, in the event of any termination of Mr. Tarr’s employment described above (whether or not in connection with a Change in Control),  Mr. Tarr will also be entitled to a prorated portion of his bonus for the year in which the termination occurs.

In the event of Mr. Tarr’s death or Disability (as defined in the Employment Agreement), certain equity awards granted to Mr. Tarr pursuant to his prior Employment Agreement with the Company will fully vest and, as to other equity awards granted by the Company to Mr. Tarr, the next scheduled vesting installment of those awards following the date of Mr. Tarr’s death or Disability will vest on a pro-rata basis (based on the target level of performance as to awards with performance-based vesting conditions and as to which the termination of Mr. Tarr’s employment occurred during the applicable performance period).

In the event that the Company provides notice to Mr. Tarr that it will not extend the term of the Employment Agreement and such notice is given outside the Change in Control period described above, Mr. Tarr will be entitled to a severance payment equal to 1.85 times his highest annual rate of base salary in effect at any time in the two years prior to the date of termination.

Mr. Tarr’s right to receive any severance benefits described above would be conditioned upon his providing the Company with a release of claims.  If Mr. Tarr resigns for Good Reason, or if his employment is terminated by the Company without Cause or as a result of a nonrenewal of the Employment Agreement by the Company, Mr. Tarr will also be entitled to a lump sum payment from the Company equal to the estimated monthly cost for Mr. Tarr to continue health coverage for a period of 24 months.

The Employment Agreement also includes cooperation and proprietary information covenants in favor of the Company.  The Employment Agreement does not provide for a “gross-up” of any excise taxes under Section 280G of the Internal Revenue Code.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated as of July 23, 2014, by and between the Company and Jeffrey R. Tarr.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITALGLOBE, INC.

	By:	/s/ Daniel L. Jablonsky
Date: July 28, 2014		Daniel L. Jablonsky
Senior Vice President, General Counsel and Corporate Secretary